FOR IMMEDIATE RELEASE         FOR FURTHER INFORMATION:

Reid French
256-730-2602
rfrench@ingr.com

Intergraph Reaches Patent Settlement with AMD

License Terms Include $10 Million Cash Payment and Up to $5 Million per Year for Three Years

HUNTSVILLE, Ala., April 12, 2004 - Intergraph Corporation < NASDAQ: INGR> announced today that Advanced Micro Devices, Inc. ("AMD") has agreed to settle its patent lawsuit filed against Intergraph and to take a license to Intergraph's Clipper patents.  Under the terms of the license, AMD will pay Intergraph $10 million by May 7, 2004 and will make additional cash payments equal to 2% of the AMD Computation Product Group's pre-tax operating profits, if any, in the 2005, 2006 and 2007 calendar years subject to a cap of $5 million per year.

          Commenting on the settlement, Intergraph CEO & President Halsey Wise said, "We are pleased to have resolved our patent issues with AMD.  We believe this agreement is in the best interests of our shareholders based on all of the circumstances, including the scope of AMD's alleged infringement and damage base."

          On January 15, 2004 AMD filed a declaratory patent action against Intergraph.  This action asserted that Intergraph's Clipper System and Processor patents are either invalid or not infringed by AMD's microprocessor products.  The Intergraph Clipper patents relate to computer system memory management technology.

          The settlement announced today provides a license to AMD and its customers for Intergraph's Clipper family of patents and provides for the resolution of all patent litigation between Intergraph and AMD and its customers.

          Intergraph was represented in this matter by the law firm of Robins, Kaplan, Miller & Ciresi, L.L.P.

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About Intergraph

Intergraph Corporation is a pioneer of computer graphics software and services in the commercial and government sectors. Founded in 1969, we have delivered numerous innovations in interactive graphics solutions. Today, we help our customers organize complex data into understandable visual representations, enabling them to make better and faster operational decisions. They create intelligent maps, manage assets and infrastructure, build and operate plants and ships, and dispatch emergency services to those in need.

Headquartered in Huntsville, Alabama, Intergraph employs more than 3,000 professionals and has operations in more than 60 countries. The Company's intellectual property division manages Intergraph's portfolio of intellectual property, including patents, copyrights, and trademarks. The Company has more than $500 million in revenue and trades on the NASDAQ market under the symbol INGR.

Intergraph and the Intergraph logo are registered trademarks of Intergraph Corporation. Other brands and product names are trademarks of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and the Company's liquidity, financial condition, results of operations, and prospects (including those relating to the Company's patent litigation and enforcement program) are subject to known and unknown risks and uncertainties (some of which are beyond the Company's control) that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, potential adverse outcomes in our efforts to protect our intellectual property (including with respect to settlement announced today, the Company's claims against certain original equipment manufacturers, such as Gateway Inc. and Hewlett-Packard Co., and other ongoing and potential litigation and patent enforcement efforts), the ability, timing and cost (including the calculation of success and other fees) to enforce and protect the Company's intellectual property rights, material changes with respect to our business, worldwide political and economic conditions and changes, risks associated with doing business internationally (including foreign currency fluctuations), the ability to attract or retain key personnel, increased competition, rapid technological change, unanticipated changes in customer requirements, the ability to access the technology necessary to compete in the markets served and other risks detailed in our press releases and filings with the Securities and Exchange Commission.